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                                                                     EXHIBIT 4.7

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

IVI PUBLISHING, INC.

$___________                           November 22, 1996
                                       (Date of Issue)

    1. The Convertible Debenture. IVI Publishing, Inc., a Minnesota corporation (the "Company"), for value received, hereby promises to pay to the order of __________________________________ or his/her/its successors or assigns (the "Holder"), the principal amount of _______________ Dollars ($_______), accruing interest at the rate of 9% per annum on the unpaid principal balance hereof outstanding from time to time. Interest shall be computed on the basis of a 360-day year. Interest shall be payable quarterly in cash on the first of each November, February, May and August of each year until final maturity at November 22, 1999, or the earlier redemption. Payments of principal shall be made in lawful money of the United States of America at the principal office of the Holder of this Convertible Debenture.

    2. Subordination; Security. The Company covenants and agrees, and each Holder of the Convertible Debenture by acceptance thereof covenants and agrees, that the payment of the principal of and the interest on the Convertible Debenture is hereby expressly subordinated and made subject to the prior payment in full of all debt created, incurred, assumed, or guaranteed by the Company in connection with the borrowing of money from or guaranteed to banks or other financial institutions and all renewals, extensions and refunding thereof, provided that any debt shall not be senior to holders of Convertible Debentures, if the instrument creating or evidencing any such debt or pursuant to which such debt is outstanding, provides that such debt, or such renewal, extension or refunding thereof, is junior or not superior in right of payment to the Convertible Debentures (the "Senior Debt"). The terms of this Convertible Debenture are subject to the terms of the Security Agreement and Inter-Creditor Agreement dated as of November 22, 1996 which provides, among other things, that this Convertible Debenture is secured by all of the tangible and intangible assets of the Company, except the Company's equity interest in America's Health Network which is restricted from being mortgaged or pledged. As to its equity interest in America's Health Network, the Company has agreed not to seek waivers of such restrictions and not to mortgage or pledge its America's Health Network interest to any other party. Fredrikson & Byron, P.A. has agreed to serve as the Agent hereunder at the request of the parties hereto. Investors are aware that Fredrikson & Byron, P.A. serves as general counsel to the Company and as counsel to the Company in connection with this


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offering, and notwithstanding such conflict have agreed to appoint Fredrikson &
Byron, P.A. as their Agent. The Company understands that in the event of a default of the Debentures, Fredrikson & Byron, P.A. would be obligated to enforce the rights of the Investors which would place Fredrikson & Byron, P.A. in an adverse position to the Company, and the Company hereby waives its rights to object to such conflict as a client of Fredrikson & Byron, P.A. By acceptance of the Convertible Debenture, the Holder expressly agrees that Fredrikson & Byron, P.A. (the "Agent") appointed in the Inter-Creditor Agreement has the authority to execute subordination agreements on behalf of the Holder with holders of the Senior Debt or future bank creditors.

    3. Transferability. The Convertible Debenture may be converted into shares of Company Common Stock, par value $.01 per share (the "Common Stock") of the Company pursuant to the terms of Section 6 hereof (the "Conversion Shares"), and the Convertible Debenture and the Conversion Shares may be transferred, subject to the following conditions. The Holder of the Convertible Debenture, by acceptance thereof, agrees to give written notice to the Company at least ten
(10) days before transferring or converting the Convertible Debenture, or transferring any Conversion Shares, of such Holder's intent to do so, describing briefly the manner of the proposed transfer or conversion. Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company. If, in the opinion of counsel reasonably satisfactory in form and substance to the Company, the proposed transfer or conversion may be effected without constituting a violation of the applicable federal and state securities laws, such Holder shall be entitled to transfer or convert the Convertible Debenture or to dispose of the Conversion Shares received upon conversion of the Convertible Debenture as contemplated in the above referred to notice provided by the Holder to the Company, provided that an appropriate legend may be endorsed on the Convertible Debenture or the certificates for any of the Conversion Shares with respect to restrictions on transfer thereof necessary or advisable in the opinion of counsel reasonably satisfactory in form and substance to the Company to prevent further transfers which would be in violation of the securities laws or adversely affect the exemptions relied upon by the Company in connection with the issuance of the Convertible Debenture or the Conversion Shares. To such effect, the Company may request that the intended transferee execute an investment and representation letter reasonably satisfactory in form and substance to the Company. Upon transfer of the Convertible Debenture or any Conversion Shares, the transferee, by acceptance of the Convertible Debenture or Conversion Shares, agrees to be bound by the provisions, terms, conditions and limitations of the Convertible Debenture and the investment and representation letter, if any, required by the Company. If
(a) no opinion of counsel referred to in this Section has been provided to the Company, or (b) in the opinion of such counsel the proposed transfer, conversion or disposition of the Convertible Debenture or the Conversion Shares described in the Holder's written notice given pursuant to this Section may not be effected without registration or without adversely affecting the exemptions relied upon by the Company in connection with the issuance of the Convertible Debenture or the Conversion Shares, the Holder will limit its activities and restrict its transfer, conversion or disposition accordingly.

    4. Exchange of Convertible Debenture. At any time at the request of any Holder of the Convertible Debenture and upon compliance with the provisions of
Section 3 above and surrender of such Convertible Debenture for such purpose to the Company at its principal office or such other office or agency as it may authorize for such purpose, the Company at its expense (except for any transfer tax arising out of the exchange) shall execute


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and deliver in exchange therefor a new Convertible Debenture or Convertible
Debentures, in the denomination or denominations ($1,000 and integral multiples thereof only, plus one Convertible Debenture in a lesser denomination if required) as such Holder may request, in an aggregate principal amount equal to the unpaid portion of the principal amount of the Convertible Debenture surrendered and substantially in the form thereof, dated as of the date of the Convertible Debenture so surrendered and payable to or upon the order of such Holder.

    5. Replacement of Convertible Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of the Convertible Debenture and in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity reasonably satisfactory to the Company if requested by the Company, or in the case of any such mutilation, upon surrender and cancellation of such Convertible Debenture, the Company shall issue a new Convertible Debenture identical in form to the lost, stolen, destroyed or mutilated Convertible Debenture.

    6.   Conversion of Convertible Debenture.

    (a) Right of Conversion. Subject to and upon compliance with the provisions of Section 3 above and this Section, the Holder of this Convertible Debenture or any Convertible Debentures issued in exchange for it shall have the right, at the Holder's option, at any time prior to the date of final maturity of this Convertible Debenture, to convert the principal amount of any such Convertible Debenture, in whole or in part, into that number of fully paid and nonassessable shares of Company Common Stock (calculated as to each conversion to the nearest 1/100 of a share) obtained by dividing the principal amount of the Convertible Debenture, by the conversion price on $3.25, as adjusted per share (the "Conversion Price") and by surrender of the Convertible Debenture, such surrender to be made in the manner provided in Subsection (b) of this Section.

    (b) Surrender of Convertible Debenture. In order to exercise the conversion privilege, the Holder of the Convertible Debenture to be converted shall surrender such Convertible Debenture to the Company at its principal office or at such other agency maintained for such purpose by the Company, and shall give written notice to the Company at such office or agency that the Holder elects to convert such Convertible Debenture specified in said notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. The Convertible Debenture surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the name of the original Holder, be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by each Holder or such Holder's duly authorized attorney. After the surrender of such Convertible Debenture, as aforesaid, the Company shall issue and shall deliver at such office or agency to such Holder, or on such Holder's written order, a certificate or certificates for the number of full shares of common stock issuable upon the conversion of such Convertible Debenture or portion thereof in accordance with the provisions of this Section. Any fractional interest in respect of a share arising upon such conversion shall be settled as provided in Subsection (c) of this Section.


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    (c)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Convertible Debenture. Instead of any fractional interest in a share of capital stock which would otherwise be deliverable upon the conversion of any Convertible Debenture, the Company shall make an adjustment therefor to the nearest 1/100 of a share in cash at the current market price (as defined below) thereof on the day of conversion. If more than one Convertible Debenture shall be surrendered for conversion at one time by the same Holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Convertible Debentures, or specified portions thereof to be converted, so surrendered.

    7. Call for Conversion. The Company has the option to call in whole or in part, thereby forcing the Holder to convert the Convertible Debenture into Conversion Shares pursuant to the terms of Section 6, upon written notice by the Company, provided that the closing sale price of the Company's Common Stock is equal to or exceeds $7.50 per share for twenty (20) consecutive trading days immediately prior to delivering the notice to Holders.

    (b) Closing Sale Price. For purposes of Section 7, the closing sale price of the Common Stock shall be determined by the closing sale price as reported by Nasdaq so long as the Common Stock is quoted on Nasdaq, and if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price of the primary exchange on which the Common Stock is traded.

    (c)  Notice of Call.  In the case of any call of the Convertible
Debentures, the Company or, at its request, the Agent in the name of and at the Company's expense shall give notice of such call for conversion to the Holders, of the Convertible Debentures to be converted as hereinafter provided. Notice of conversion to the holders of Convertible Debentures shall be given by mailing by first-class mail a notice of such conversion not less than 30 days prior to the date fixed for conversion. Any notice which is given in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. In any case, failure to give notice, or any defect in such notice, to the Holder of any Convertible Debenture shall not affect the validity of the proceedings for the conversion of Convertible Debentures represented by any other Convertible Debenture. Each such notice shall specify the date for conversion, the place of conversion and the conversion price of $3.25 per share at which each Convertible Debenture is to be converted.

    8. Conversion Adjustments. The provisions of this Convertible Debenture are subject to adjustment as provided in this Section 8.

    (a) The Conversion Price shall be adjusted from time to time such that in case the Company shall hereafter:

    (i) pay any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock;
    (ii) subdivide its then outstanding shares of Common Stock into a greater number of shares; or
    (iii) combine outstanding shares of Common Stock, by reclassification or otherwise;


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so the Holder of the Convertible Debenture thereafter converted may receive the number of shares of Capital Stock of the Company which he would have owned immediately following such action if he had converted the Convertible Debenture immediately prior to such action. If after an adjustment a Holder of a Convertible Debenture upon conversion of it may receive shares of two or more classes of Capital Stock of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock, shall, thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

    (b) In case of any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Subsection (a) of this Section above but the Holder of each Convertible Debenture then outstanding shall have the right thereafter to convert such Convertible Debenture into the kind and amount of shares of stock and other securities and property which he would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale, or conveyance had such Convertible Debenture been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale, or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of any Holders of the Convertible Debenture, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Convertible Debenture. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.


    (c) Upon any adjustment of the Conversion Price, then and in each such case, the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder of Convertible Debentures as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Convertible Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

    9. Events of Default. Each of the following events shall be an Event of Default ("Event of Default") for purposes of the Convertible Debenture:

    (a) Convertible Debenture Terms. The Company defaults in the due and punctual performance or observance of any material terms contained in the Convertible Debenture, and such default continues for a period of thirty (30) consecutive days after written notice thereof to the Company by any Holder of the Convertible Debenture or Common Stock issued upon conversion of the Convertible Debenture; except that any default occurring due to Section 8(b) hereof will result in an immediate default by the Company and such default may be waived only by the Holders of a majority of the total principal amount of the then outstanding Convertible Debentures which were issued in connection with the transactions


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contemplated by the subscription agreement pursuant to which the Convertible
Debenture was issued; or

    (b) Insolvency Matters. The Company makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against the Company for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of the Company or all or any substantial part of the properties of the Company, or the Company or its directors or majority stockholders take any action looking to the dissolution or liquidation of the Company.

    10. Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by the Company and the Holder of the Convertible Debenture (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof in the circumstances or events specifically made subject thereto, and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any reoccurrence thereof.

    11. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered (including, without limitation, delivery by courier or delivered by telex, telegram or facsimile, or five (5) days after depositing in the U.S. Mails for delivery by first class mail, postage prepaid and addressed as provided below, (a) if to any Holder of the Convertible Debenture, addressed to such Holder at its address as shown on the books of the Company, or at such other address as such Holder may specify by written notice to the Company, with a copy to the Agent or (b) if to the Company at 7500 Flying Cloud Drive, Minneapolis, Minnesota 55344-3839, or at such other address as the Company may specify by written notice to the Holder of the Convertible Debenture or Common Stock issued upon conversion of the Convertible Debenture.

    12. Successors and Assigns. All the terms and provisions of the Convertible Debenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and each Holder of the Convertible Debenture, whether or not so expressed.

    13. Applicable Law. The laws of the State of Minnesota, without regard to its conflicts of law principles, shall govern the validity of the Convertible Debenture, the construction of its terms and the interpretation of the rights and duties of the Company and each Holder of the Convertible Debenture.

    14. Waiver of Demand, Presentment and Notice of Dishonor. Except as otherwise set forth herein, the undersigned and each endorser or guarantor hereof hereby waives demand, presentment, protest, notice of protest and notice of dishonor.


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    15.  Corporate Obligation.  No recourse under or upon any obligation, covenant or agreement contained in the Convertible Debenture, or for any claim based hereon or otherwise in respect hereof, shall be had against any promoter, subscriber to shares, incorporator, stockholder, officer, or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor or corporation or through any trustee, receiver, or any other person, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise, except as expressly agreed to by the party charged.

    IN WITNESS WHEREOF, the Company has caused the Convertible Debenture to be signed by its duly authorized officer as of the date first written above.


                                  IVI Publishing, Inc.


                                  By   /s/ Joy Solomon
                                    ----------------------------
                                  Its  President & CEO
                                    ----------------------------

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                                 IVI PUBLISHING, INC.


                             LIST OF CURRENT SUBSCRIBERS


                        Subscriber Name                   Amount
              Medical Innovation Fund                $   200,000
              Timothy J. Walsh                           100,000
              Joy A. Solomon                              20,000
              Frazier Healthcare Investments, LP         250,000
              Wayne W. Mills                             227,500
              Ronald Eibensteiner                        100,000
              Nicholas C. Bluhm                           65,000
              All Others                               2,602,750
                                                     -------------
              Total                                   $3,500,250